Exhibit 23.3

CONSENT

This letter is provided in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”).

The undersigned hereby consents to the use of our name in the Registration Statement in connection with reference to our involvement in the preparation of the following technical report summary (the “Technical Report Summary”):

S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur D’Alene Mining District, Shoshone County, Idaho, USA, dated as of April 14, 2023 and effective as of August 29, 2022 and to references to the Technical Report Summary, or portions thereof, in the Registration Statement, and to the inclusion and incorporation by reference of the information derived from the Technical Report Summary in the Registration Statement.

Yours truly,

/s/ Resource Development Associates Inc.
June 12, 2023